Exhibit 10-53

                 NEW YORK STATE ELECTRIC & GAS CORPORATION
              DEFERRED COMPENSATION PLAN - SALARIED EMPLOYEES



     1.   Effective Date.

         New York State Electric & Gas Corporation (hereinafter called the Corporation) has established a deferred compensation plan (hereinafter called Deferred Compensation Plan) and is the Plan Sponsor. The Deferred Compensation Plan will permit salaried employees of the Corporation who elect to participate therein to defer receipt of a portion of their annual salary, or, if applicable, their incentive compensation, until their retirement. The Plan, as amended, is effective January 1, 1978 and will continue in effect from year to year thereafter unless previously terminated or modified by the Corporation. All existing agreements under prior deferred compensation plans or individual contracts with employees are unaffected hereby, except that the provisions of Section 7 hereof shall apply to all existing agreements. Participation in the Plan shall be at the sole discretion of each eligible employee.

         All salaried employees are entitled to participate in the Plan. Election to participate shall be evidenced by a deferred compensation agreement, executed by the respective participant and the Corporation, prior to January 1st of the first year of deferral, or, in the case of a participant in the Corporation's Annual Executive Incentive Plan (the "AEIP"), prior to the commencement of the first performance period to which the election is to be effective, except that, (i) if such participant in the AEIP becomes eligible to participate in the AEIP during a performance period, the agreement may be executed prior to the first to occur of (a) the 15th day following the effective date of his participation in the AEIP or (b) the 182nd day of the performance period, and (ii) with respect to the AEIP performance period commencing January 1, 1996, the agreement may be executed prior to March 1, 1996. Agreements in effect as of January 1, 1996 covering deferral of incentive awards under the Corporation's Annual Executive Incentive Compensation Plan do not cover incentive awards made pursuant to the AEIP.

     2.   Plan Administrator.
          The Plan Administrator is the Corporation.

     3.   Amounts Deferred.
          A participant may elect to defer annually any amount not greater than one-third of his annual salary but no deferral will be made which would reduce salary currently payable to less
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than the Social Security base as established by law from time to time. Amounts of annual salary deferred shall be in multiples of $500. The annual amount to be deferred thereafter may be eliminated or may be changed, upward, or downward, by the participant as of any January 1st upon at least 10 days prior written notice to the Corporation. Additionally, a participant in the AEIP may elect to defer any percentage of his incentive compensation under the AEIP but no deferral will be made which would reduce the total annual earnings currently payable to less than the Social Security base as established by law from time to time. The percentage deferred must be specified by the participant prior to the commencement of the first performance period to which it is to relate, except that, (i) if the participant becomes eligible to participate in the AEIP during a performance period, the percentage deferred may be specified by the participant prior to the first to occur of (a) the 15th day following the effective date of his participation in the AEIP or
(b) the 182nd day of the performance period, and (ii) with respect to the AEIP performance period commencing January 1, 1996, the percentage deferred may be specified prior to March 1, 1996. The percentage deferred may be eliminated or may be changed, upward, or downward, by the participant as to any future performance period upon written notice delivered to the Corporation at least 10 days prior to the commencement of such future performance period. The amounts deferred will be reflected in the Corporation's accounts as a liability in favor of the participants. At the end of each calendar year the Corporation will credit to such account an amount equal to the prime interest rate from time to time established by The Chase Manhattan Bank, N.A. on short-term borrowings, and compounded semi-annually on the aggregate balance of the amounts deferred. The participant will be furnished annually with a statement showing the aggregate amount deferred and the accumulated interest thereon.

     4.   Payment of Amounts Deferred.
          The accumulated amount deferred and interest thereon with respect to a participant during his employment will be paid to him after his retirement or the termination of his employment with the Corporation for any reason, in a lump sum within one year following retirement or in installments in such percentages and over such period of years (not exceeding 10) as he may elect. Such election must be made prior to January 1st of any year (except that, (i) in the case of a participant who is not already participating and who becomes eligible to participate in the AEIP during a performance period, such election may be made prior to the first to occur of (a) the 15th day following the effective date of his participation in the AEIP or (b) the 182nd day of the performance period, and (ii) with respect to the AEIP performance period commencing January 1, 1996, said election may be made prior to March 1, 1996) with respect to amounts to be deferred
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thereafter, and may be changed only in accordance with the
provisions of Section 7 hereof. If he elects payment over a period of years, he also will be paid annually, upon retirement, or termination of employment, amounts equal to such interest on the remaining balance of the accumulated amount deferred. In the event of the participant's death, payment shall be made to his estate or the beneficiary designated by him. Notwithstanding any other provisions of the Plan, the Corporation reserves the right to pay the accumulated amount deferred in one lump sum within a year if participant's employment is terminated by the Corporation prior to retirement.

     5.   Other Provisions.
          The Corporation has reserved the right to terminate or modify the Plan by action of the Board of Directors of the Corporation. Any such termination or modification shall not affect rights previously accrued. Participation in the Plan shall not be deemed an employment contract. A participant's rights and benefits under the Plan may not be assigned, pledged or encumbered by the participant, his estate or beneficiary.

     6.   Funding.
          There will be no funding of any amounts to be paid pursuant to this Plan; provided, however, that the Corporation, in its discretion, may establish a trust to pay such amounts, which trust shall be subject to the claims of the Corporation's creditors in the event of the Corporation's bankruptcy or insolvency; and provided, further, that the Corporation shall remain responsible for the payment of any such amounts which are not so paid by any such trust.

     7.   Change in Payment Election.
          A participant may change, but only with the Corporation's consent, his election of payment terms by executing a new Pay-back Schedule. However, no such change shall be effective during the one-year period beginning with the day the participant executes the new Pay-back Schedule. If, during such one-year period, the participant becomes entitled to receive a payment or payments under the Plan pursuant to his last effective payment terms election, said last effective payment terms election shall remain in full force and effect and the new election shall be null and void.

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On December 8, 1995, the Board of Directors of the Corporation
adopted a resolution providing that in order to be eligible to participate in the Corporation's Deferred Compensation Plan for Salaried Employees, a salaried employee would have to be an officer of the Corporation or have a salary grade level of at least 18. No hourly paid employees are eligible to participate.